As filed with the Securities and Exchange Commission on September 23, 2016

Registration No. 333-75859

Registration No. 333-73461

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-75859

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-73461

FORM S-8 POS

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STARWOOD HOTELS & RESORTS

WORLDWIDE, LLC

(Exact name of registrant as specified in its Charter)

Maryland	52-1193298
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One StarPoint, Stamford, Connecticut 06902

(Address of Principal Executive Offices Including Zip Code)

STARWOOD HOTELS & RESORTS WORLDWIDE, INC. SAVINGS AND RETIREMENT PLAN

(Full titles of the plans)

Bao Giang Val Bauduin

Manager

Starwood Hotels & Resorts Worldwide, LLC

One StarPoint

Stamford, Connecticut 06902

(203) 964-6000

(Name, Address, including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Ronald O. Mueller, Esq.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

(202) 955-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Starwood Hotels & Resorts Worldwide, Inc. or its predecessors (collectively with Starwood Hotels & Resorts Worldwide, LLC, the successor-in-interest to Starwood Hotels & Resorts Worldwide, Inc., “Starwood”) and the Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan (the “Starwood Savings and Retirement Plan”) with the Securities and Exchange Commission:

1.	Registration No. 333-75859, filed on April 7,1999, relating to the registration of shares of common stock of Starwood, par value $0.01 (“Common Stock”) and plan interests to be offered and sold pursuant to the ITT Corporation 401(k) Retirement Savings Plan, which was merged with and into the Plan; and

2.	Registration No. 333-73461, filed on March 5, 1999, as amended by Post-Effective Amendment Number 1 to Registration No. 333-73461, filed on April 7, 2006, relating to the registration of shares of Common Stock and plan interests to be offered and sold pursuant to the Starwood Savings and Retirement Plan.

Pursuant to that certain Agreement and Plan of Merger, dated as of November 15, 2015, and as amended by the Amendment Number 1, dated as of March 20, 2016 (the “Merger Agreement”), by and among Marriott International, Inc. (“Marriott”), Starwood and certain of their subsidiaries, Starwood became a subsidiary of Marriott. As a result of the transactions contemplated by the Merger Agreement, this Post-Effective Amendment hereby removes and withdraws from registration solely the shares of Common Stock registered pursuant to the Registration Statements that remain unsold as of the date hereof. This Post-Effective Amendment does not deregister interests in the Starwood Savings and Retirement Plan, which shall continue to be subject to this registration statement, as amended.

Item 8.	Exhibits.

Exhibit No.	Description

23.1	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm for the Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan

SIGNATURES

Starwood. Pursuant to the requirements of the Securities Act of 1933, Starwood certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on September 23, 2016.

STARWOOD HOTELS & RESORTS WORLDWIDE, LLC

By:	/s/ Bao Giang Val Bauduin
Bao Giang Val Bauduin
Manager, Starwood Hotels & Resorts Worldwide, LLC

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person on behalf of Starwood is required to sign this Post-Effective Amendment to the specified registration statements on Form S-8.

The Starwood Savings and Retirement Plan. Pursuant to the requirements of the Securities Act of 1933, the Starwood Global Benefits Committee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on September 23, 2016.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC. SAVINGS AND RETIREMENT PLAN

By:	/s/ Robyn Arnell
Robyn Arnell
Starwood Hotels & Resorts Worldwide, LLC Global Benefits Committee Member

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm for the Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan

4